ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

CAPITAL GROWTH SYSTEMS, INC.

WITH RESPECT TO

100,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

AND

100,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

The undersigned hereby certify to the State of Florida Department of State that:

FIRST: The name of the corporation is Capital Growth Systems, Inc. (the “Corporation”).

SECOND: Under a power contained in Section 607.0602 of the Florida Business Corporation Act and Article III of the Corporation’s Articles of Incorporation, as heretofore amended (which, as hereafter restated or amended from time to time, are together with these Articles of Amendment herein called the “Articles”), the Board of Directors, by resolution duly adopted through a unanimous written consent dated September 8, 2006, classified and designated an aggregate of 200,000 shares of unissued preferred stock, par value $0.0001 per share, of the Corporation (the “Preferred Stock”) as Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, respectively, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which hereafter shall be deemed to be a part of Article III of the Articles, with any necessary or appropriate changes to the enumeration or lettering of any section or subsection thereof.

Preferred Stock

(1) DESIGNATION AND NUMBER.

(a) A Series of Preferred Stock, designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock shall be 100,000.

(b) A Series of Preferred Stock, designated the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of Series B Preferred Stock shall be 100,000.

(2) RANK. The Preferred Stock shall, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of Common Stock of the Corporation (the “Common Stock”) and to all other equity securities issued by the Corporation with respect to its liquidation preference. The term “equity securities” shall not include convertible debt securities.

(3) DIVIDENDS. Each holder of the then outstanding shares of Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, dividends declared on the Common Stock, pro rata on an as-converted basis.

(4) LIQUIDATION PAYMENTS.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (I) the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its shareholders, a liquidation preference (the “Series A Liquidation Preference”) per share of Preferred Stock equal to $1.00 for each share of Series A Preferred Stock, and (II) the holders of shares of Series B Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its shareholders, a liquidation preference (the “Series B Liquidation Preference” and collectively with the Series A Liquidation Preference, the “Liquidation Preference”) per share of Preferred Stock equal to $1.00 for each share of Series B Preferred Stock. After payment of the Liquidation Preference, the holders of shares of Preferred Stock then outstanding shall be entitled to share in the remaining assets distributed with the Common Stock, pro rata on an as-converted basis.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the entire Liquidation Preference on all outstanding shares of Preferred Stock, then the holders of the Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) The consolidation or merger of the Corporation with or into any other corporation or entity or of any other entity with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5) CONVERSION.

(a) Mandatory Conversion. Upon the amendment of Article III of the Corporation’s Articles to increase the maximum number of shares of Common Stock outstanding at any one time to at least 50,000,000 shares of Common Stock, all shares of Preferred Stock then held by each holder of Preferred Stock shall be automatically converted (a “Mandatory Conversion”): (i) with respect to the Series A Preferred Stock, into shares of Common Stock equal to the number of shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock held by each holder of Series A Preferred Stock times the Series A Conversion Rate (as defined below) in effect at the time, and (ii) with respect to the Series B Preferred Stock, into shares of Common Stock equal to the number of shares of Common Stock equal to the product of the number of shares of Series B Preferred Stock held by each holder of Series B Preferred Stock times the Series B Conversion Rate (as defined below) in effect at the time. Any accrued and unpaid dividends shall be paid in cash or immediately available funds at the closing of the Mandatory Conversion.

(b) Number of Conversion Shares; Conversion Rate.

(i) Each share of Series A Preferred Stock is convertible, pursuant to a Mandatory Conversion, into duly and validly issued, fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation (the “Series A Conversion Shares”) at a rate of 1111.11 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment as set forth in Section 6 below, rounded up or down with respect to each holder of Series A Preferred Stock to the nearest whole share of Common Stock (this rate, as adjusted from time to time, the “Series A Conversion Rate”).

(ii) Each share of Series B Preferred Stock is convertible, pursuant to a Mandatory Conversion, into duly and validly issued, fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation (the “Series B Conversion Shares,” and collectively with the Series A Conversion Shares, the “Conversion Shares”) at a rate of 1470.59 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment as set forth in Section 6 below, rounded up or down with respect to each holder of Series B Preferred Stock to the nearest whole share of Common Stock (this rate, as adjusted from time to time, the “Series B Conversion Rate,” and collectively with the Series A Conversion Rate, the “Conversion Rate”).

(c) Conversion Procedures. No later than five (5) days following the occurrence of a Mandatory Conversion, the Corporation shall deliver a notice to each holder of Preferred Stock of such Mandatory Conversion at its address as shown on the stock records of the Corporation or such other address as any such party shall deliver to the Corporation. Such notice shall include (i) the number of Conversion Shares allocated, and the Conversion Rates applicable, to each Holder and (ii) instructions for delivery to the Corporation of the original of the certificate or certificates formerly representing shares of Preferred Stock. The Corporation’s calculation of the number of Conversion Shares and the Conversion Rates shall be deemed conclusive absent manifest error. No later than thirty (30) days following the delivery of such notice, each holder of Preferred Stock shall send to the Corporation, by any national courier service, the original of the certificate or certificates formerly representing shares of Preferred Stock.

(d) Delivery of Common Stock Upon Conversion; Legend. The Corporation shall, no later than the close of business on the business day following the day on which the original certificate or certificates being converted are received by the Corporation (the “Delivery Date”) in accordance with Section 5(c), issue and deliver or cause to be issued and delivered to the Holder certificates representing the number of Conversion Shares as determined hereunder. Each certificate representing: (i) the Conversion Shares, unless the Corporation shall have registered the Conversion Shares; and (ii) the shares of Preferred Stock, shall bear the following legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT IN THE JURISDICTION IN WHICH IT IS TO BE SOLD; OR (II) IN ACCORDANCE WITH EXEMPTIONS FROM REGISTRATION UNDER ALL FEDERAL AND APPLICABLE STATE SECURITIES LAWS. IF REASONABLY REQUESTED BY THE CORPORATION, HOLDER SHALL FURNISH TO THE CORPORATION AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH SALE, TRANSFER OR DISPOSITION DOES NOT REQUIRE REGISTRATION UNDER ANY FEDERAL OR APPLICABLE STATE SECURITIES LAW.

(6) ADJUSTMENTS TO CONVERSION RATES.

(a) Adjustment. From and after the date hereof, the Conversion Rates are subject to adjustment from time to time as provided below in this Section 6(a).

(i) If the Corporation sets a Determination Date (as defined below) with respect to the payment of, or the making of, a dividend or other distribution in Common Stock or other equity securities, or any indebtedness or other securities convertible into equity securities, with respect to its Common Stock or other equity securities, or any indebtedness or other securities convertible into equity securities, (including by way of reclassification of any of its Common Stock), the Conversion Rates in effect on the day following the Determination Date shall be increased by multiplying the Conversion Rates in effect on the Determination Date by a fraction:

(A) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Determination Date, excluding the effect of the dividend or distribution, plus the total number of shares of Common Stock (including the number of shares of Common Stock into which such equity securities, indebtedness or other securities, may be converted) constituting the dividend or other distribution; and

(B) the denominator of which shall be the number of shares of Common Stock outstanding on the Determination Date, excluding the effect of the dividend or distribution.

For the purposes of this Section 6, the number of shares of Common Stock at any time outstanding (A) shall include, in addition to outstanding shares of Common Stock, the number of shares of Common Stock into which the Preferred Stock, or any of the Corporation’s other equity securities, indebtedness or other securities are convertible; (B) shall include the number of shares of Common Stock into which any of the Corporation’s vested options or warrants (including warrants exercisable for equity securities or indebtedness convertible into Common Stock) are then convertible; and (C) shall not include treasury shares. For the purposes of this Section 6, the number of shares of Common Stock constituting the dividend or other distribution shall include, if applicable, Common Stock represented by cash issued in lieu of fractional shares of Common Stock. The increase in the Conversion Rates will become effective on the day following the Determination Date. The “Determination Date” means, with respect to any dividend or other distribution, the date fixed for the determination of the holders of Common Stock or other equity securities of the Corporation entitled to receive the dividend or distribution.

(ii) If outstanding shares of Common Stock are subdivided or split into a greater number of shares of Common Stock, or combined into a lesser number of shares of Common Stock, the Conversion Rates in effect on the day following such split or combination shall be increased in the case of a split, or decreased in the case of a combination, by multiplying the Conversion Rates in effect on the date of the split or combination by a fraction:

(A) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately after the split or combination; and

(B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the split or combination, excluding the effect of such split or combination.

(iii) All adjustments to the Conversion Rates will be calculated to the nearest 1/100th of a share of Common Stock. No certificate or other notice of an adjustment in the Conversion Rates will be required unless the adjustment would require an increase or decrease of at least one percent (1.0%) in the Conversion Rates.

(b) Adjustment for Reorganization, Consolidation or Merger. If there shall occur any (i) capital reorganization or any reclassification of the Common Stock or other equity securities of the Corporation, or (ii) consolidation, merger or other business combination of the Corporation with or into another corporation or other entity in which the Corporation is the surviving entity (each, an “Organic Change”), each outstanding share of Preferred Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of each share of Preferred Stock would have been entitled upon the Organic Change. Appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions hereof with respect to the rights of the holders of Preferred Stock so that the provisions hereof (including, without limitation, provisions with respect to changes in and other adjustments of the Conversion Rates) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares or other property thereafter deliverable upon the conversion of the Preferred Stock.

(c) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rates with respect to the Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder of Preferred Stock a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Rates and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(7) VOTING RIGHTS.

(a) Except as otherwise provided by law or by this Section 7, the holders of outstanding shares of Preferred Stock and the holders of Common Stock (and the holders of any other series of the Corporation’s Preferred Stock that agrees to vote together with the holders of Series A Preferred Stock, Series B Preferred Stock and the holders of Common Stock as one class, if and when issued) shall vote as one class in any and all matters with respect to which holders of Common Stock have voting or consent rights. Each share of Preferred Stock shall be entitled to cast the number of votes equal to the number of Conversion Shares into which a share of Preferred Stock is then convertible; provided, however, that any fraction of a vote shall be rounded up or down, as the case may be, to the nearest whole vote. The Conversion Rates to be used in connection with the foregoing shall be the Conversion Rates in effect on the date fixed for the determination of holders of Common Stock entitled to vote on the matter.

(b) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, alter, repeal or change the rights, preferences or privileges of the Series A Preferred Stock (including any supplement, amendment and/or restatement of this Articles of Amendment) so as to materially adversely affect the Series A Preferred Stock. The Corporation may alter or change the rights, preferences or privileges of the Series A Preferred Stock (including any supplement, amendment and/or restatement of this Articles of Amendment) that does not materially adversely affect the Series A Preferred Stock upon receiving the approval required under Section 7(a), and the Board of Directors shall determine, in its sole discretion, whether any such alteration or change materially adversely affects the Series A Preferred Stock.

(c) So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock, alter, repeal or change the rights, preferences or privileges of the Series B Preferred Stock (including any supplement, amendment and/or restatement of this Articles of Amendment) so as to materially adversely affect the Series B Preferred Stock. The Corporation may alter or change the rights, preferences or privileges of the Series B Preferred Stock (including any supplement, amendment and/or restatement of this Articles of Amendment) that does not materially adversely affect the Series B Preferred Stock upon receiving the approval required under Section 7(a), and the Board of Directors shall determine, in its sole discretion, whether any such alteration or change materially adversely affects the Series B Preferred Stock.

THIRD: The Series A Preferred Stock and Series B Preferred Stock have been classified and designated by the Board of Directors of the Corporation under the authority contained in the Articles.

FOURTH: These Articles of Amendment contain amendments to the Corporation’s Articles of Incorporation that do not require shareholder approval. The Board of Directors of the Corporation, by resolution duly adopted by written consent effective as of September 7, 2006, approved these Articles of Amendment.

FIFTH: Each of the undersigned acknowledges these Articles of Amendment to be the act of the Corporation and, as to all matters and facts required to be verified under oath each of the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 8th of September, 2006.

CAPITAL GROWTH SYSTEMS, INC.

		BY:	/s/ Thomas G. Hudson
		NAME:	Thomas G. Hudson
		TITLE:	Chief Executive Officer

ATTEST:

BY:	/s/ Derry Behm
NAME:	Derry Behm
TITLE:	Chief Financial Officer